As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-110913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONOSITE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1405022
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21919 30th Drive S.E.

Bothell, Washington 98021-3904

(425) 951-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Option Notice Agreement, dated September 11, 2003, between the Registrant and Henry (Skip) Krause

Option Notice Agreement, dated September 22, 2003, between the Registrant and Marla Koreis

(Full Title of the Plan)

Kevin M. Goodwin

President and Chief Executive Officer

SonoSite, Inc.

21919 30th Drive S.E.

Bothell, Washington 98021-3904

(425) 951-1200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Graham

Alan C. Smith

Fenwick & West LLP

1191 Second Avenue, 10th Floor

Seattle, Washington 98101

Telephone: (206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (File No. 333-110913) previously filed by SonoSite, Inc., a Washington corporation (the “Registrant”), with the Securities and Exchange Commission on December 4, 2003 (the “Registration Statement”) pertaining to the registration of the shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”).

On December 15, 2011, the Registrant, FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”) and Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of FUJI (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser agreed to purchase all outstanding Shares at a price of $54.00 per share, in cash to the seller, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 17, 2012 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

The Offer was consummated on February 16, 2012 (the “Offer Closing Date”). As a result of the Offer, Purchaser acquired approximately 89.94% of the Shares. Following the Offer, Purchaser will merge with and into the Registrant, with the Registrant as the surviving corporation (the “Surviving Corporation”).

As of the Offer Closing Date, (i) the Registrant’s stock option or other equity incentive plans were terminated and (ii) no holder of a Registrant equity award or any participant in any Registrant’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Registrant has any rights to acquire, or other rights in respect of, the capital stock of the Registrant, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement. Accordingly, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on this 9th day of March, 2012.

SonoSite, Inc.

By:	/s/ KEVIN M. GOODWIN
Kevin M. Goodwin, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of March, 2012.

Name	Title

/s/ KEVIN M. GOODWIN Kevin M. Goodwin	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ANIL AMLANI Anil Amlani	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ PAUL V. HAACK Paul V. Haack	Director

/s/ RODNEY F. HOCHMAN, M.D. Rodney F. Hochman, M.D.	Director

/s/ RICHARD O. MARTIN, PH.D. Richard O. Martin, Ph.D.	Director

/s/ KENJI SUKENO Kenji Sukeno	Director